Exhibit 99.2

Caribou Biosciences Reports Dose Escalation Durability Data for CB-011 at the 2026 European Hematology Association (EHA) Annual Meeting

-- Single dose of CB-011 produced deep, durable responses in heavily pretreated, BCMA-naïve patients with r/r MM: 83% CR rate, 91% MRD negativity, and 50% of patients in ≥CR at 15 months --

-- Case study of a patient who previously received an anti-BCMA CAR-T showed an early complete response that was ongoing as of the data cutoff date --

-- EHA oral presentation scheduled for Sunday, June 14, 2026, at 11:00am CEST --

-- CaMMouflage phase 1 initial dose expansion data in BCMA-naïve and BCMA-exposed patients expected in H2 2026 --

BERKELEY, Calif., June 11, 2026 (GLOBE NEWSWIRE) -- Caribou Biosciences, Inc. (Nasdaq: CRBU), a leading clinical-stage CRISPR genome-editing biopharmaceutical company, today reported longer follow up data for the ongoing CaMMouflage phase 1 trial of CB-011, the Company’s off-the-shelf CAR-T cell therapy being evaluated for relapsed or refractory multiple myeloma (r/r MM). A single dose of CB-011 produced early, deep, and durable responses in a high-risk, heavily pretreated BCMA-naïve patient population. The Company also reported a case study of a patient previously treated with an approved autologous CAR-T cell therapy who achieved an early complete response after treatment with CB-011. These data are being presented during an oral presentation at the 2026 European Hematology Association (EHA) Annual Meeting, taking place June 14, 2026, at 11:00am CEST, in Stockholm, Sweden.

“Despite recent advances, only about 10% of multiple myeloma patients receive autologous CAR-T cell therapy, highlighting the urgent need for more accessible treatment options,” said Binod Dhakal, MD, professor of medicine, Medical College of Wisconsin and investigator on the CaMMouflage trial. “The encouraging CB-011 clinical data demonstrate the potential of a single-dose, off-the-shelf CAR-T cell approach to deliver deep and durable responses, including MRD negativity, for heavily pretreated patients who often have limited treatment options.”

CaMMouflage BCMA-naïve dose escalation data
As of the May 26, 2026, efficacy data cutoff date, 48 patients had been treated with CB-011 in the dose escalation portion of the CaMMouflage phase 1 trial. The recommended dose for expansion (RDE) is 450 million CB-011 CAR-T cells after lymphodepletion (LD) with 500 mg/m2 cyclophosphamide and 30 mg/m2 fludarabine daily for three days (selected LD regimen).

Twelve BCMA-naïve patients were treated with the RDE. Median follow up for this cohort is 17.7 months. Data continue to demonstrate that CB-011 drives deep, durable responses after a single dose. Details of the efficacy results for this cohort are as follows:
•92% overall response rate (ORR)
•83% complete response or stringent complete response (≥CR) rate
•91% minimal residual disease (MRD) negativity in 10/11 evaluable patients
•50% of patients in ≥CR at 15 months

As of the April 20, 2026, safety data cutoff date, CB-011 continued to show a manageable safety profile with no cases of graft-versus-host disease (GvHD), immune effector cell-associated enterocolitis, parkinsonism, or cranial nerve palsies in any patient treated with CB-011 (N=48). In all patients treated with the selected LD regimen (N=35), there was one CB-011-related death due to immune effector cell-associated hematotoxicity and three unrelated deaths due to pneumonia, respiratory syncytial virus, and respiratory acidosis, respectively. In the 12-patient BCMA-naive RDE cohort, there were no reports of grade 3 or higher (≥Gr 3) immune effector cell-associated neurotoxicity syndrome (ICANS), and one (8%) ≥Gr 3 cytokine release syndrome (CRS). Other adverse events of special interest in the RDE cohort included three (25%) ≥Gr 3 infections, one (8%) ≥Gr 3 immune effector cell-associated HLH-like syndrome, and five (42%; 5/12) ≥Gr 3 prolonged cytopenias.

CaMMouflage patient case study after prior BCMA-targeted therapy
Caribou also reported a patient case study of a 71-year-old male with r/r MM who received eight prior lines of therapy, including ciltacabtagene autoleucel, an approved autologous CAR-T cell therapy. Before entering CaMMouflage, the patient never achieved a complete response following any of his post-front-line therapies. After receiving a single dose of 450 million CB-011 CAR-T cells (the RDE), the patient achieved a CR at day 28 that was maintained at month 3 and remained ongoing as of the May 26, 2026, efficacy data cutoff date.

The safety profile for this patient was manageable, with grade 1 CRS and grade 3/4 aspartate aminotransferase (AST)/alanine aminotransferase (ALT) elevation. The patient had a history of intermittent ALT elevation prior to enrolling in CaMMouflage. Translational data showed robust CB-011 CAR-T cell expansion and a rapid decrease in serum free light chains that correlated with the patient achieving a CR.

“The durability and depth of response we continue to observe with CB-011 reinforce its potential as a single-dose, off-the-shelf approach that could meaningfully expand access to cellular therapies and change the treatment paradigm for patients with relapsed or refractory multiple myeloma,” said Rachel Haurwitz, PhD, Caribou’s president and CEO. “Unlike currently available off-the-shelf treatment approaches that require ongoing administration, CB-011 has demonstrated delivery of deep and durable responses following single infusions, providing patients the potential for a treatment-free period. We are encouraged by the emerging translational and clinical data from both BCMA-naïve and BCMA-exposed patients and look forward to reporting initial dose expansion data in the second half of this year.”

EHA oral presentation details
Title: CB-011, an allogeneic anti-BCMA CAR-T cell therapy with immune cloaking, for patients with relapsed/refractory multiple myeloma (CaMMouflage phase 1 trial)
Presenter: Binod Dhakal, MD, professor of medicine, Medical College of Wisconsin
Date and time: Sunday, June 14, 2026, at 11:00am - 12:15pm CEST
Session: Immunotherapy in multiple myeloma
Location: Victoria Hall
Abstract number: S201

About CB-011
CB-011 is an allogeneic anti-BCMA CAR-T cell therapy being evaluated in patients with relapsed or refractory multiple myeloma (r/r MM). To Caribou’s knowledge, CB-011 is the first allogeneic CAR-T cell therapy in the clinic that is engineered to enable activity through an immune cloaking strategy with a B2M knockout and insertion of a B2M–HLA-E-peptide fusion protein to blunt immune-mediated rejection. The FDA granted CB-011 RMAT, Fast Track, and Orphan Drug designations for r/r MM.

About the CaMMouflage phase 1 clinical trial
The CaMMouflage clinical trial is a multicenter, open-label phase 1 trial evaluating CB-011 in adults with r/r MM who have been treated with three or more prior lines of therapy. Using a 3+3 dose escalation design, safety and efficacy of CB-011 were evaluated in 48 patients at multiple dose levels and two different lymphodepletion (LD) regimens. Thirty-five patients were treated with a single dose of CB-011 (150 million [N=6], 300 million [N=13], 450 million [N=13], and 800 million [N=3] CAR-T cells) with an LD regimen of 500 mg/m2 cyclophosphamide and 30 mg/m2 fludarabine daily for three days. The dose expansion portion of the trial is evaluating safety and efficacy of 450 million CB-011 CAR-T cells with the selected LD of 500 mg/m2 cyclophosphamide and 30 mg/m2 fludarabine daily for three days. Additional information on the CaMMouflage trial (NCT05722418) can be found at www.clinicaltrials.gov.

About Caribou Biosciences, Inc.
Caribou is a clinical-stage CRISPR genome-editing biopharmaceutical company dedicated to developing transformative therapies for patients with devastating diseases. Caribou’s chRDNA genome-editing technology enables superior precision to develop cell therapies that are armored to potentially improve activity against diseases. Caribou is focused on vispacabtagene regedleucel (vispa-cel) and CB-011 as off-the-shelf CAR-T cell therapies that have the potential to provide broad access and rapid treatment for patients with hematologic malignancies. Follow the company @CaribouBio and visit www.cariboubio.com.

Forward-looking statements and important information
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential,” or “continue,” or the negative of these terms or other similar expressions, although not all forward-looking statements contain these words. These forward-looking statements include, but are not limited to, any statements regarding the initiation, timing, progress, strategy, plans, objectives, expectations (including as to the results) with respect to the Company’s CAR-T cell therapy product candidate clinical trials, including its expectations regarding reporting dose expansion data in 2026 from its ongoing CaMMouflage phase 1 clinical trial for CB-011 in patients with r/r MM; its ability to successfully develop its CAR-T cell therapy product candidates and to obtain and maintain regulatory approval for these product candidates; the likelihood of its clinical trials demonstrating safety and efficacy of its CAR-T cell therapy product candidates; the beneficial characteristics, safety, efficacy, therapeutic effects, and potential advantages of its CAR-T cell therapy product candidates; and the expected timing or likelihood of regulatory filings and approval for its CAR-T cell therapy product candidates. Management believes that these forward-looking statements are reasonable as and when made.

However, such forward-looking statements are subject to risks and uncertainties, and actual results may differ materially from any future results expressed or implied by the forward-looking statements. Risks and uncertainties include, without limitation, risks inherent in the development of allogeneic CAR-T cell therapy products; uncertainties related to the initiation, cost, timing, progress, and results of its current and future clinical trials; the risk that initial, preliminary, or interim clinical trial data will not ultimately be predictive of the safety and efficacy of its CAR-T cell therapy product candidates or that clinical outcomes may differ as patient enrollment continues and as more patient data becomes available; the risk that different conclusions or considerations are reached once additional data have been received and fully evaluated; the ability to obtain key regulatory input and approvals; and risks related to its limited operating history, history of net operating losses, financial position, and its ability to raise additional capital as needed to fund its operations and CAR-T cell therapy product candidate development, including the ability to fully fund its pivotal phase 3 clinical trial for vispa-cel; as well as other risk factors described from time to time in the Company’s filings with the Securities and Exchange Commission (SEC), including its Annual Report on Form 10-K for the year ended December 31, 2025, and subsequent SEC filings. In light of the significant uncertainties in these forward-looking statements, you should not rely upon forward-looking statements as predictions of future events. Except as required by law, the Company undertakes no obligation to update publicly any forward-looking statements for any reason.

Caribou Biosciences, Inc. contact:
Peggy Vorwald, PhD
investor.relations@cariboubio.com
media@cariboubio.com

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